Exhibit 10.3

                                DECEMBER 9, 1995

                                  AMENDMENT TO
                              SHUFFLE MASTER, INC.
                             1993 STOCK OPTION PLAN

The Board of Directors ("Board") of Shuffle Master, Inc. (the "Company"), pursuant to Section 18 of the 1993 Stock Option Plan (the "Plan"), hereby amends, effective as of the date hereof, the Plan by adding the following language as Section 7.)(11):

         (11) Acceleration of vesting and exercisability in the event of a call of an option by the Company. Any Option, whether granted prior to the date of the amendment to the Plan adding this Section, or after such date, shall be subject to the following additional provisions regarding vesting and exercisability unless, at the time of the grant, this
         Section is specifically referred to and this Section is specifically stated to not be applicable to such grant.

         Notwithstanding any requirements for vesting and time of exercisability of any Option as set forth in the Option Agreement with each optionee or as otherwise determined by the Committee, any Option granted under this Plan, to the extent not already terminated, shall become vested and immediately exercisable if the Company gives notice of its intention to exercise its right to call such Option.

         Nothing in this provision shall limit or shorten the period during which any such Option is exercisable. If an Option provides for exercisability during a limited period after a contingency is satisfied, and the initial exercisability of the Option is accelerated by means of this provision, the expiration of such Option shall, thereafter, remain exercisable for the balance of the period initially contemplated by the Option grant. (For example, if an Option is granted providing that it shall be exercisable for a period of ninety (90) days after a triggering event, and such Option is subject to the provisions of this Section providing that is shall become immediately exercisable, it shall thereafter remain exercisable until such triggering event has occurred and ninety (90) days has passed.)

         Any acceleration or extension of exercisability pursuant to this Section shall not extend such exercisability beyond the expiration set forth in Section 7.)(02) nor beyond the maximum term set forth in Sections 7.)(03) and 7.)(04).

         If the acceleration of vesting and exercisability set forth in this
         Section 7.)(10) should cause any Options, previously designated as Incentive Stock Options pursuant to Section 5.) hereof, to cease to qualify as Incentive Stock Options because the aggregate Fair Market Value of the stock with respect to which any Incentive Stock Options are exercisable for the first time by any individual employee shall exceed $100,000 due to such acceleration of exercisability, the Option Committee may, but is not required to:

                  (i) designate which Options then outstanding shall continue to be categorized as Incentive Stock Options and which shall be Nonqualified Options;

                  (ii) delay acceleration of some or all Options to a later tax year so that the Options as to which acceleration of exercisability is delayed will continue to qualify as Incentive Stock Options (provided, however, that any such delay in acceleration shall not extend exercisability beyond the maximum term set forth in Section 7.)(02), nor beyond the expiration set forth in Sections 7.)(03) or 7.)(04)).

         If the Option Committee does not make either such designation, the earliest-granted (without regard to date of vesting) Options shall be deemed to continue as Incentive Stock Options until the dollar limitation set forth in Section 5.) has been met and all remaining Options shall be Nonqualified Options.


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